Exhibit 10(a)(xxiii)

Named Executive Officer Salaries

Name	Amount
William R. Johnson Chairman, President, and Chief Executive Officer	$1,150,000
Jeffrey P. Berger Executive Vice President — Chairman Global Foodservice	$540,750
David C. Moran Executive Vice President — President & Chief Executive Officer of Heinz North America	$620,000
D.E.I. Smyth Senior Vice President — Chief Administrative Officer	$489,071
Arthur B. Winkleblack Executive Vice President and Chief Financial Officer	$595,000

Director Compensation
Effective June 1, 2007, non-employee directors receive the following annual compensation:
•	$85,000 in cash and 3,000 restricted stock units payable in Common Stock.
•	$15,000 retainer for the chairs of the Audit and Management Development and Compensation Committees.
•	$10,000 retainer for the chairs of the Corporate Social Responsibility and Corporate Governance Committees.